Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

C&F Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $1.00 par value, reserved for issuance under the Plan	Other	100,000	$54.49	$5,449,000	0.00014760	$804.28
Total Offering Amounts					$5,449,000		$804.28
Total Fee Offsets					—		—
Net Fee Due							$804.28

(1) Consists of shares of common stock, par value $1.00 per share (“Common Stock”), of C&F Financial Corporation (the “Company”) reserved for issuance under the SBA Defined Contribution Plan for Citizens and Farmers Bank (the “401(k) Plan”).

(2) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the 401(k) Plan by reason of any future stock dividend, stock split or similar transaction. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the 401(k) Plan.

(3) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Stock Market on February 23, 2024, or $54.49 per share.